Filed pursuant to Rule 424(b)(3)

Registration No. 333-260121

PROSPECTUS SUPPLEMENT NO. 8

(To the Prospectus Dated October 26, 2021)

THIS PROSPECTUS SUPPLEMENT IS BEING FILED SOLELY TO UPDATE AND SUPPLEMENT THE INFORMATION IN THE PROSPECTUS WITH THE INFORMATION CONTAINED IN ITEM 5.02 FROM OUR CURRENT REPORT ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2022 (THE “REPORT”). ACCORDINGLY, WE HAVE ATTACHED THE INFORMATION CONTAINED IN ITEM 5.02 FROM THE REPORT TO THIS PROSPECTUS SUPPLEMENT. NO NEW SHARES OF CLASS A COMMON STOCK, $0.0001 PAR VALUE PER SHARE (THE "CLASS A COMMON STOCK") ARE BEING REGISTERED IN THIS PROSPECTUS SUPPLEMENT.

Up to 166,605,041 Shares of Class A Common Stock
Up to 25,398,947 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 8,732,280 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated October 26, 2021, as supplemented by Prospectus Supplement No. 1, dated November 12, 2021, Prospectus Supplement No. 2, dated November 19, 2021, Prospectus Supplement No. 3, dated January 21, 2022, Prospectus Supplement No. 4, dated February 2, 2022, Prospectus Supplement No. 5, dated February 3, 2022, Prospectus Supplement No. 6, dated February 11, 2022 and Prospectus Supplement No. 7, dated March 14, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260121), as amended.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 25,398,947 shares of our Class A Common Stock, issuable upon exercise of warrants, which consists of: (i) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Warrants”), consisting of: (a) 8,000,000 Private Warrants issued to Atlas Crest Investment LLC (the “Sponsor”) and its permitted transferees in connection with the initial public offering of Atlas Crest Investment Corp. (“Atlas”) and (b) 732,280 Private Warrants issued to a lender in connection with a certain loan and security agreement, and (ii) up to 16,666,667 shares of Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Atlas.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 166,605,041 shares of Class A Common Stock consisting of (a) up to 12,500,000 shares of Class A Common Stock issued in a private placement to the Sponsor and its permitted transferees in connection with the initial public offering of Atlas (the “Sponsor Shares”), (b) up to 61,512,500 shares of Class A Common Stock, consisting of 60,000,000 PIPE Shares (as defined in the Prospectus) and 1,512,500 shares of Class A Common Stock issued to satisfy certain fees related to the Business Combination and PIPE Financing (as defined in the Prospectus), (c) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) up to 83,860,761 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the conversion of shares of our Class B Common Stock, par value $0.0001 per share, warrants and other convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated September 16, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (ii) up to 8,732,280 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “ACHR” and “ACHR WS,” respectively. On April 14, 2022, the last reported sales price of our Class A Common Stock was $4.07 per share and the last reported sales price of our Public Warrants was $0.6616 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 18, 2022

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 18, 2022, Archer Aviation Inc. (the “Company”) announced that Adam Goldstein has been named the sole Chief Executive Officer of the Company. Brett Adcock, the Company’s Co-Founder and former Co-Chief Executive Officer, will remain on the Company’s Board of Directors. Mr. Adcock’s service as the Company’s Co-Chief Executive Officer ended effective April 13, 2022.